                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  IMPRESO,INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45320V109
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                       45 DAYS AFTER END OF CALENDER YEAR
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)              [ ] Rule 13d-1(c)         [X] Rule 13d-1(d)

                                  CUSIP NO.  45320V109
                                           -------------

================================================================================

1)   Names of Reporting Persons (entities only)
     I.R.S. Identification Nos of Reporting Persons (entities only)

           THE SOROKWASZ IRREVOCABLE TRUST AND MARSHALL D. SOROKWASZ
--------------------------------------------------------------------------------
================================================================================

2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
              ------------------------------------------------------------------
        (b)
              ------------------------------------------------------------------
================================================================================

3)    SEC USE ONLY
                  -----------------------------------------------------------
================================================================================

4)    Citizenship or Place of Organization           UNITED STATES
                                                     ---------------------------
================================================================================

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5)     Sole Voting Power            2,391,946.5
                                    --------------------------------------------


                                       1
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6)   Shared Voting Power            0
                                    --------------------------------------------

7)   Sole Dispositive Power         2,391,946.5
                                    --------------------------------------------

8)   Shared Dispositive Power       0
                                    --------------------------------------------
================================================================================
9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                          MARSHALL SOROKWASZ        2,391,946.5
--------------------------------------------------------------------------------
                             THE SOROKWASZ IRREVOCABLE TRUST        2,333,360
--------------------------------------------------------------------------------
10)  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares.   (See Instructions.)                               [X]
================================================================================

11)  Percent of Class Represented by Amount in Row (9)          45.31%
                                                                       ---------
================================================================================

12)  Type of Reporting Person  (See Instructions)     IN, OO
                                                            --------------------
================================================================================

Item 1(a).       Name of Issuer:     IMPRESO, INC.
                                     -------------------------------------------

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 652 SOUTHWESTERN BLVD., COPPELL, TEXAS 75019
                 ---------------------------------------------------------------

Item 2(a).       Names of Persons Filing:

                 THE SOROKWASZ IRREVOCABLE TRUST (THE "TRUST")
                 ---------------------------------------------------------------
                 AND MARSHALL D. SOROKWASZ
                 ---------------------------------------------------------------

Item 2(b).       Address of Principal Business Office, or,  if none, Residence:

                 THE BUSINESS ADDRESS FOR THE TRUST AND MARSHALL SOROKWASZ
                 ---------------------------------------------------------------
                 IS  652 SOUTHWESTERN BLVD., COPPELL, TX  75019
                 ---------------------------------------------------------------

Item 2(c).       Citizenship:

                 THE TRUST WAS FORMED UNDER THE LAWS OF THE STATE OF TEXAS.
                 ---------------------------------------------------------------
                 MR. SOROKWASZ IS A UNITED STATES CITIZEN.
                 ---------------------------------------------------------------

Item 2(d).       Title of Class of Securities:     COMMON STOCK, $.01 PAR VALUE
                                                   -----------------------------

Item 2(e).       CUSIP Number:                     45320V109
                                                   -----------------------------

Item 3. If this statement if filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e) [ ] An investment adviser in accordance with Rule Section 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with
         Section 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with
         Section 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15.S.C. 80a-3);

         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).



Item 4.          Ownership:

                 (a) Amount beneficially owned: AS OF DEC. 31, 2001, THE TRUST AND MR. SOROKWASZ, AS TRUSTEE OF THE TRUST, BENEFICIALLY OWNED 2,333,360 SHARES OF ISSUER'S COMMON STOCK. MR. SOROKWASZ OWNS INDIVIDUALLY 58,586.508 SHARES OF ISSUER'S COMMON STOCK. THE AMOUNT BENEFICIALLY OWNED BY MR. SOROKWASZ DOES NOT INCLUDE 38,415 SHARES OWNED BY HIS SPOUSE, AND 16,250 SHARES OWNED BY HIS WIFE AS CUSTODIAN FOR HIS MINOR CHILD, AS TO WHICH MR. SOROKWASZ DISCLAIMS BENEFICIAL OWNERSHIP.


                 (b) Percent of class:        45.31%
                                              ----------

                 (c) Number of shares as to which the person has:

                 (i) sole power to vote or to direct the vote                  2,391,946.5
                                                                               --------------

                (ii) shared power to vote or to direct the vote                0
                                                                               --------------

               (iii) sole power to dispose or to direct the disposition        2,391,946.5
                                                                               --------------

                (iv) shared power to dispose or to direct the disposition      0
                                                                               --------------



                                       3
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Item 5.          Ownership of Five Percent or Less of a Class.


                 NOT APPLICABLE
                 ---------------------------------------------------------------

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.


                 NOT APPLICABLE
                 ---------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 NOT APPLICABLE
                 ---------------------------------------------------------------

Item 8.
                 Identification and Classification of Members of the Group.

                 NOT APPLICABLE
                 ---------------------------------------------------------------

Item 9.          Notice of Dissolution of Group.

                 NOT APPLICABLE
                 ---------------------------------------------------------------


Item 10.         Certifications.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               Dated:      February 14, 2002
                                           --------------------

                               Signature:  /s/ Marshall D. Sorokwasz
                                           -----------------------------------
                                           The Sorokwasz Irrevocable Trust
                                           by its Trustee, Marshall Sorokwasz


                               Signature:  /s/ Marshall D. Sorokwasz
                                           -----------------------------------
                                           Marshall Sorokwasz


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